                                                                  Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                                                   Year Ended December 31,
                                  --------------------------------------------------------------
In thousands                            1997         1996         1995         1994       1993
                                  ----------    ---------    ---------    ---------    ---------

Computation of Income:
 Income before
  income taxes                    $2,049,726    1,781,509    1,422,814    1,180,601      879,755
 Capitalized interest                    (22)         (14)        (112)         (69)         (65)
                                  ----------    ---------    ---------    ---------    ---------
 Income before income
  taxes and capitalized
  interest                         2,049,704    1,781,495    1,422,702    1,180,532      879,690
 Fixed charges                     2,734,466    2,685,447    2,503,603    1,640,049    1,485,936
                                  ----------    ---------    ---------    ---------    ---------
 Total income for
  computation                     $4,784,170    4,466,942    3,926,305    2,820,581    2,365,626
                                  ==========    =========    =========    =========    =========
 Total income for
  computation excluding
  interest on deposits
  from fixed charges              $3,337,488    3,142,024    2,770,005    1,957,224    1,513,317
                                  ==========    =========    =========    =========    =========

Computation of Fixed
 Charges:
 Net rental
  expense (a)                     $  211,191      205,409      166,591      149,462      128,573
                                  ==========    =========    =========    =========    =========
 Portion of rentals
  deemed
  representative
  of interest                     $   70,397       68,470       55,530       49,821       42,858
                                  ----------    ---------    ---------    ---------    ---------
 Interest:
  Interest on
   deposits                        1,446,682    1,324,918    1,156,300      863,357      852,309
  Interest on
   federal funds
   and other
   short-term
   borrowings                        439,492      454,013      515,646      290,211      238,046
  Interest on
   long-term debt                    777,873      838,032      776,015      436,591      352,658
  Capitalized
   interest                               22           14          112           69           65
                                  ----------    ---------    ---------    ---------    ---------
  Total interest                   2,664,069    2,616,977    2,448,073    1,590,228    1,443,078
                                  ----------    ---------    ---------    ---------    ---------
 Total fixed
  charges                         $2,734,466    2,685,447    2,503,603    1,640,049    1,485,936
                                  ==========    =========    =========    =========    =========
 Total fixed
  charges excluding
  interest on
  deposits                        $1,287,784    1,360,529    1,347,303      776,692      633,627
                                  ==========    =========    =========    =========    =========
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                              2.59x        2.31         2.06         2.52         2.39
 Including
  interest on
  deposits                              1.75x        1.66         1.57         1.72         1.59

(a) Includes equipment rentals.